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                                  SCHEDULE 13D
                               (AMENDMENT NO. 14)

                    Under the Securities Exchange Act of 1934

                         PRG-SCHULTZ INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69357C107
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Andre Weiss, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2431
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 19, 2005
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------                                   --------------------
CUSIP NO.  69357C107                                        PAGE 2 OF 13 PAGES
-------------------------                                   --------------------

---------   --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BLUM CAPITAL PARTNERS, L.P.      I.R.S. ID: 94-3205364
---------   --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /X/
                                                                  (b) /X/

---------   --------------------------------------------------------------------
    3       SEC USE ONLY

---------   --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            See Item 3
---------   --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                       / /
---------   --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
---------   --------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        13,939,012 shares (including 4,651,939 shares
BENEFICIALLY                    issuable upon conversion of notes and payable as
 OWNED BY                       shares of interest under the notes) (see Item 5)
REPORTING             -------   ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      -------   ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                13,939,012 shares (including 4,651,939 shares
                                issuable upon conversion of notes and payable as
                                shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                       / /
---------   --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            (see Item 5)

            17.0% (see Item 5)
---------   --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN, IA
---------   --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------                                   --------------------
CUSIP NO.  69357C107                                        PAGE 3 OF 13 PAGES
-------------------------                                   --------------------


---------   --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            RICHARD C. BLUM & ASSOCIATES, INC.    I.R.S. ID:  94-2967812
---------   --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /X/
                                                                   (b) /X/
---------   --------------------------------------------------------------------
    3       SEC USE ONLY

---------   --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            See Item 3
---------   --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                       / /
---------   --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
---------   --------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        13,939,012 shares (including 4,651,939 shares
BENEFICIALLY                    issuable upon conversion of notes and payable as
 OWNED BY                       shares of interest under the notes) (see Item 5)
   EACH               -------   ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                       / /
---------   --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.0% (see Item 5)
---------   --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
---------   --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------                                   --------------------
CUSIP NO.  69357C107                                        PAGE 4 OF 13 PAGES
-------------------------                                   --------------------

---------   --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BLUM STRATEGIC GP, L.L.C.         I.R.S. ID: 94-3303831
---------   --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /X/
                                                                   (b) /X/

---------   --------------------------------------------------------------------
    3       SEC USE ONLY

---------   --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            See Item 3
---------   --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                       / /
---------   --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
---------   --------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        13,939,012 shares (including 4,651,939 shares
BENEFICIALLY                    issuable upon conversion of notes and payable as
 OWNED BY                       shares of interest under the notes) (see Item 5)
   EACH               -------   ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                       / /
---------   --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

            17.0% (see Item 5)
---------   --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
---------   --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------                                   --------------------
CUSIP NO.  69357C107                                        PAGE 5 OF 13 PAGES
-------------------------                                   --------------------

---------   --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BLUM STRATEGIC PARTNERS II, L.P.      I.R.S. ID:  94-3395151
---------   --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /X/
                                                                   (b) /X/
---------   --------------------------------------------------------------------
    3       SEC USE ONLY

---------   --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            See Item 3
---------   --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                       / /
---------   --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
---------   --------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        13,939,012 shares (including 4,651,939 shares
BENEFICIALLY                    issuable upon conversion of notes and payable as
 OWNED BY                       shares of interest under the notes) (see Item 5)
   EACH               -------   ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                       / /
---------   --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

            17.0% (see Item 5)
---------   --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
---------   --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------                                   --------------------
CUSIP NO.  69357C107                                        PAGE 6 OF 13 PAGES
-------------------------                                   --------------------

---------   --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BLUM STRATEGIC GP II, L.L.C.            I.R.S. ID:  94-3395150
---------   --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) /X/
                                                                   (b) /X/
---------   --------------------------------------------------------------------
    3       SEC USE ONLY

---------   --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            See Item 3
---------   --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                       / /
---------   --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
---------   --------------------------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      -------   ------------------------------------------------
                         8      SHARED VOTING POWER
 NUMBER OF
  SHARES                        13,939,012 shares (including 4,651,939 shares
BENEFICIALLY                    issuable upon conversion of notes and payable as
 OWNED BY                       shares of interest under the notes) (see Item 5)
   EACH               -------   ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      -------   ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            13,939,012 shares (including 4,651,939 shares issuable upon conversion of notes and payable as shares of interest under the notes) (see Item 5)
---------   --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*
                                                                       / /
---------   --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.0% (see Item 5)
---------   --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
---------   --------------------------------------------------------------------

This Amendment No. 14 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on September 2, 2003 by Blum Capital Partners, L.P., a California limited partnership; Richard C. Blum & Associates, Inc., a California corporation; Blum Strategic GP, L.L.C., a Delaware limited liability company; Blum Strategic GP II, L.L.C., a Delaware limited liability company; Blum Strategic Partners II, L.P., a Delaware limited partnership (collectively, the "Reporting Persons"); and Richard C. Blum. This amendment to the Schedule 13D relates to the shares of Common Stock (the "Shares") of PRG-Schultz International, Inc., a Georgia corporation (the "Company"). The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

ITEM 4.     PURPOSE OF TRANSACTION.

         Item 4 of the Schedule 13D is hereby supplemented by the following:

         On December 19, 2005, certain members of the Ad Hoc Committee entered into an Amendment to the Commitment Letter with the Company, dated November 28, 2005, as amended on December 9, 2005 and December 15, 2005, and disclosed in the Reporting Persons previous amendments to this Schedule 13D. A copy of the Amendment to the Commitment Letter is attached as an exhibit hereto and incorporated into this Item 4 by reference.

         Except as set forth above, the Reporting Persons have no oral or written agreements, understandings or arrangements with each other or any other person relating to acquiring, holding, voting or disposing of any securities of the Company or otherwise with respect to the Company.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

         Item 6 of the Schedule 13D is hereby supplemented by the following:

         The Amendment to the Commitment Letter is incorporated by reference into this Item 6.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

1. Joint Filing Agreement dated December 20, 2005.

2. Amendment to Commitment Letter, dated December 19, 2005 among the Reporting Persons and the Company.

                                   SIGNATURES

         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  December 20, 2005

BLUM CAPITAL PARTNERS, L.P.
By: Richard C. Blum & Associates, Inc.
      its General Partner

By:  /s/ GREGORY D. HITCHAN
     --------------------------------------
     Name:  Gregory D. Hitchan
     Title: Counsel and Secretary


RICHARD C. BLUM & ASSOCIATES, INC.

By:  /s/ GREGORY D. HITCHAN
     --------------------------------------
     Name:  Gregory D. Hitchan
     Title: Counsel and Secretary


BLUM STRATEGIC GP, L.L.C.

By:  /s/ GREGORY D. HITCHAN
     --------------------------------------
     Name:  Gregory D. Hitchan
     Title: Member and General Counsel


BLUM STRATEGIC PARTNERS II, L.P.
By: Blum Strategic GP II, L.L.C.,
       Its General Partner

By:  /s/ GREGORY D. HITCHAN
     --------------------------------------
     Name:  Gregory D. Hitchan
     Title: Member and General Counsel


BLUM STRATEGIC GP II, L.L.C.

By:  /s/ GREGORY D. HITCHAN
     --------------------------------------
     Name:  Gregory D. Hitchan
     Title: Member and General Counsel

                                  EXHIBIT INDEX

1. Joint Filing Agreement dated December 20, 2005.

2. Amendment to Commitment Letter, dated December 19, 2005 among the Reporting Persons and the Company.